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EXHIBIT 5.1


DVORAK & ASSOCIATES, LTD.
Attorneys and Counselors at Law
================================================================================
136 Arbor Way                                                    P.O. Box 230656
Henderson, Nevada 89074                                  Las Vegas, Nevada 89123
                                                                  (702) 768.2960
                                                                  (Fax) 794-4532
                                                                bdvorak@lvcm.com

January 26, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Executive Registrar & Transfer Agency, Inc.
3118 W. Thomas Rd. Ste. 707
Phoenix, AZ 85017

RE:    CARCORP USA CORPORATION REGISTRATION STATEMENT ON
       FORM S-8: CONSULTING SERVICES CONTRACT

Gentlemen:

We have been requested by Carcorp USA Corporation,, a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the abovecaptioned registration statement (the "Registration Statement") covering an aggregate of One Million Eight Hundred Thousand (1,800,000) Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with (i) the Company's Consultant Agreement between Carcorp and Michael Bazsuly, dated January 15, 2003. The contents of this letter may be relied upon by the transfer agent is issuing the shares hereunder.

We have examined the Written Consulting Agreement and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. These documents include the acceptance of the registration filed with the SEC under file no. 333-102725. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable and may be issued and delivered to the shareholder free of any restrictive legends in conformance with all applicable state and federal securities laws.


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January 26, 2003
Carcorp USA Corporation S-8 Opinion Letter
Page 2


In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.


Very truly yours,

/s/ Brian Dvorak, Esq.

Brian Dvorak, Esq.